[IVY LOGO]

                             Ivy International Fund

              Supplement Dated April 23, 2001 To Prospectus Dated
                  May 1, 2000 (as supplemented on June 1, 2000)

                                           *

The "Shareholder Fees" table in the "FEES AND EXPENSES" section on page 3 is revised as follows:

*        Fees and Expenses
         The following tables describe the fees and expenses that you may pay if you buy and hold shares of the Fund:

         SHAREHOLDER  FEES           fees paid directly from yourinvestment

                                  Class A      Class B        Class C   Class I
Maximum sales charge (load)
imposed on purchases (as a
percentage of offering price).....5.75%         none          none       none

Maximum deferred sales charge
(load)(as a percentage of
purchase price).................. none(1)      5.00%        2.00%        none

Maximum sales charge (load)
imposed on reinvested dividends.. none          none         none        none

Redemption fee(2).................none          none         none        none

Exchange fee......................none          none         none        none

The "Example" table on page 3 is revised in its entirety as follows:

                                      (no redemption)      (no redemption)
Year     Class A         Class B       Class B    Class C   Class C      Class I
1st      $  734            $ 745       $ 245      $ 445     $ 245         $ 120
3rd      1,068             1,055         755        755       755           375
5th      1,425             1,491       1,291      1,291     1,291           649
10th     2,427             2,568       2,568      2,756     2,756         1,432

                                        *

The table under "How to buy shares" in the "SHAREHOLDER INFORMATION" section on page 7 is revised in its entirety as follows:

                                     Class A      Class B    Class C    Class I
Minimum initial investment*         $1,000       $1,000     $1,000   $5,000,000
Minimum subsequent investment*      $   100      $  100     $  100    $10,000
Initial sales charge              Maximim 5.75%,   none       none       none
                                  with options for
                                  a reduction or
                                  waiver

CDSC                        None, except on   Maximum 5.00%,  2.00%      none
                            certain NAV       declines over   for the
                            purchases         six years       first
                                                              year

Service and distribution   0.25% service  0.75% distribu-   0.75% dis-   none
fees                       fee            tion fee and      tribution
                                          0.25% service     fee and
                                           fee              0.25%
                                                            service fee


*Minimum initial and subsequent investments for retirement plans are $25.

                                        *

The sixth Paragraph under "HOW TO ELIMINATE YOUR INITIAL SALES CHARGE" in the "SHAREHOLDER INFORMATION" section on Page 8 is revised in its entirety as follows:

Class B and Class C shares: Class B and Class C shares are not subject to an initial sales charge but are subject to a CDSC. If you redeem your Class C shares within one year of purchase they will be subject to a CDSC of 2%, and Class B shares redeemed within six years of purchase will be subject to a CDSC at the following rates:

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                                                                      [IVY LOGO]

                  The Fund's investment advisor, IMI, is an indirect subsidiary of Mackenzie Financial Corporation ("MFC"). On April 18, 2001, Investors Group, Inc. ("IGI"), a leading Canadian financial services organization, acquired control of MFC.

                  Under the Investment Company Act of 1940, the transaction resulted in a change in control of MFC and IMI and, therefore, constituted an assignment of the Fund's business management and investment advisory agreements resulting in a termination of the agreements. Consequently, the Trust is seeking approval of new agreements from the shareholders of the Fund at a special meeting of the shareholders on May 29, 2001. Until the shareholder meeting, the Fund is operating under interim agreements which provide that any management and advisory fees earned be held in escrow and paid upon shareholder approval of the new agreements. If a new agreement is not approved, IMI may continue to serve on a temporary basis while the Trust's Board considers further action.

                  Effective September 1,2000, management fees for Ivy International Fund are equal, on an annual basis, to 1.00% of the first $2 billion in average net assets, 0.90% of the next $500 million in average net assets, 0.80% of the next $500 million in average net assets and 0.70% of average net assets over $3 billion.

                           Via Mizner Financial Plaza
                            700 South Federal Highway
                            Boca Raton, Florida 33432
                                  800.456.5111
                                www.ivyfunds.com
                           E-mail: invest@ivyfunds.com